Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-10 and related prospectus of NOVA Chemicals Corporation (the "Corporation"), relating to the registration of U.S.$400,000,000 Senior Floating Rate Notes due November 15, 2013 of the Corporation filed with the United States Securities and Exchange Commission on or about December 22, 2005 and to the incorporation by reference therein of our report dated February 16, 2005 with respect to the consolidated financial statements of the Corporation for the years ended December 31, 2004, 2003 and 2002, included in the Corporation's Annual Report to Shareholders (Form 40-F) for the year ended December 31, 2004, filed with the United States Securities and Exchange Commission.

Calgary, Canada December 22, 2005	Chartered Accountants